EXHIBIT 99.1

   Semitool Names Larry Murphy as Executive Vice President and COO; Appoints Steve Stahlberg to Board of Directors and Audit Committee

    KALISPELL, Mont.--(BUSINESS WIRE)--April 27, 2004--Semitool(R), Inc. (Nasdaq: SMTL), a leading supplier of wafer surface preparation and electrochemical deposition systems, today announced that it has named Larry Murphy executive vice president and chief operating officer, effective May 24, 2004. The company also announced the appointment of Steve Stahlberg to the company's board of directors and audit committee, filling a vacancy on that committee.
    Ray Thompson, Semitool's president and chief executive officer said, "Larry brings to Semitool an in-depth understanding of our business and customers. We are enthusiastic to have him on our team. Larry will work side-by-side as my partner, seeking to position our company to meet the expanding opportunities we have as a result of our new products and the needs of this particular upturn in the semiconductor industry. In addition, Larry's extensive experience and knowledge of the Asian markets will be invaluable as we approach more aggressively the opportunities throughout Asia, which represent the fastest growing areas of demand for semiconductor equipment."
    Murphy joins Semitool after 15 years with Tosoh SMD, Inc., a U.S. subsidiary of Tosoh Corporation headquartered in Tokyo, Japan. Murphy was Tosoh SMD's president and chief executive officer, as well as chairman of their Taiwanese, Korean and Singapore subsidiaries. Previously at Tosoh SMD, Murphy held several executive positions of increasing responsibility, including chief operating officer, vice president of sales and marketing and global sales manager.
    Murphy holds a bachelor of science degree in geophysics and geology from Michigan State University and a masters of business administration from the Kellogg School of Management at Northwestern University. Murphy is also a board member of the Center for Excellence in Manufacturing Management at The Ohio State University.
    Turning to the Stahlberg appointment, Thompson commented: "We are delighted to have Steve Stahlberg join our board. He adds strength to our audit committee, given his extensive experience in business oversight, and will aid us as we expand the role of that committee to meet the requirements of Sarbanes-Oxley."
    Stahlberg, a certified public accountant, is a founder of Stahlberg & Sutherland, which specializes in management advisory services, cash flow analysis and forecasting, and employee relations. Prior to forming the firm, he worked extensively in governmental and nonprofit auditing as well as management advisory services. Stahlberg holds a bachelor of science degree in business administration with honors, with an emphasis in accounting, from the University of Montana. He is a member of the Montana Society of Certified Public Accountants and its local chapter and is a member of the honorary accounting fraternity, Beta Alpha Psi.

    About Semitool, Inc.

    Semitool is a worldwide leader in the design, development, manufacture, and support of high- performance, multi-chamber single-wafer and batch wet chemical processing systems for use in the fabrication of semiconductor devices. The company's primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company's equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.
    Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company's stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company's website at www.semitool.com.

    Semitool is a registered trademark of Semitool, Inc.

    CONTACT: Semitool, Inc.
             Larry Viano, Chief Financial Officer, 406/752-2107 lviano@semitool.com
               or
             Investor Relations Partners, Inc.
             Joanne Barbieri, 973/535-8389
             joanneb@irpartners.com